Universal Energy Corp. Acquires Working Interest in Prolific Pembina Nisku Area

Thursday September 28, 5:30 am ET

ORLANDO, Fla., Sept. 28 /PRNewswire-FirstCall/ -- Universal Energy Corp. (OTC Bulletin Board: UVEC- News) announced today that it has closed an agreement to acquire a 95 percent (95%) working interest in land located in the Pembina Nisku area in Alberta, Canada. This announcement follows our September 14, 2006 announcement of a Letter of Intent to acquire this property.

Mr. Billy Raley, CEO of Universal Energy Corp., said, "The cumulative production of offsetting wells located within a few miles of our property indicates the enormous potential for this property. We believe the geological formation directly offsetting to the southwest and the northeast of our property that has averaged 12 million barrels of oil and 45 billion cubic feet of gas continues throughout our property." Based on a 160-acre spacing program, Universal has an opportunity to drill up to 3 wells pursuant to this agreement.

The wealth of petroleum reserves recovered in Alberta, Canada is well documented. Oil was first discovered in the Pembina Nisku region more than 30 years ago, but recent advancements in 3-D seismic imaging has allowed geologists to better target drill locations, increasing the likelihood of a successful drilling program. In the Pembina Nisku area, an aquifer located below hydrocarbons applies upward pressure, and as a result, any wells hitting petroleum experience high production rates.

Mr. Raley concluded, "The combination of high flow rates and favorable pricing for light crude oil recovered from Pembina Nisku region gives Universal Energy Corp. excellent potential for significant future cash flows. We are very excited about the tremendous opportunity we believe this agreement represents for our company and our stockholders."

About Universal Energy Corp. -- Universal Energy Corp. is a diversified energy company currently focused on oil and gas exploration. Universal's current focus is on the exploration of its land portfolio compromised of a working interest in highly prospective acreage in Alberta, Canada.

Safe Harbor Statement

All statements other than statements of historical fact included in this press release are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated.

Source: Universal Energy Corp.